Exhibit 99.1

ProSight Reports 2020 First Quarter Results

First Quarter Net Income from Continuing Operations of $6.8 million, $0.15 per Diluted Share and Adjusted Operating Income (1) of $8.0 million, $0.18 per Diluted Share.

MORRISTOWN, N.J., May 11, 2020 /PRNewswire/ -- ProSight Global, Inc. (NYSE: PROS) (ProSight) today reported results for the first quarter of 2020.

Highlights for the three months ended March 31, 2020 include:

•	Strong underwriting income with limited impact from COVID-19 on underwriting results. Combined ratio of 97.8% compared to 98.2% for the first quarter of 2019.
•	Gross written premiums (“GWP”) for our customer segments (2) increased 7.7%, to $212.3 million compared to the first quarter of 2019, with growth across all customer segments except Transportation.
•

Loss ratio of 62.0% compared to 60.5% for the first quarter of 2019 with no catastrophe losses in 2019 and COVID-19 as the only potential catastrophe thus far in 2020. Current accident year loss picks consider the uncertainty associated with newer niches as well as COVID-19.

•

Expense ratio of 35.8% compared to 37.7% for the first quarter of 2019.  The current quarter includes $1.0 million, or 0.5%, for current expected credit losses (“CECL”) related to the potential impact of COVID-19 on premiums receivable.

•

Net income and adjusted operating income were adversely impacted by the credit market reaction to COVID-19, which resulted in net investment income (“NII”) of $8.8 million.  This is a decrease of $8.4 million, or 48.6%, compared to the first quarter of 2019, and is due to unrealized losses in fixed income limited partnerships. Excluding these unrealized losses, NII was essentially flat with prior year.

•	Investment results are not reported on a lag. The impact of COVID-19-related investment valuations in March is reflected in our first quarter results.
•

Fully diluted book value per share (“BVPS”) of $10.73 compared to $12.01 at December 31, 2019, reflecting significant mark-to-market unrealized losses in the quarter.  As of April 30, 2020, we have seen an improvement in unrealized investment positions and a related estimated book value increase of $37.0 million, or $0.81 per fully diluted share.

•

Annualized return on equity (“ROE”) of 5.3% and adjusted operating ROE(3) of 6.2% compared to 13.4% and 13.3%, respectively, for the first quarter of 2019 with the decline primarily attributable to the unrealized losses in our fixed income limited partnerships.

From CEO & President Larry Hannon:

“Our thoughts are with all of those affected by the COVID-19 outbreak, as well as healthcare professionals, first responders and those who sacrifice for others on a daily basis. I am proud of our team’s leadership and initiative, having transitioned successfully to a 100% remote work environment that balanced the health and safety of our employees with our obligations to our customers and distribution partners.  Our colleagues continue to work closely with our insureds and distribution partners as we navigate what will likely be one of the largest insured events in history.

I am pleased with our strong underwriting results in the quarter and the early outreach to our insureds which resulted in helpful solutions for those most impacted by COVID-19.  We reacted quickly as the impact of COVID-19 became apparent and worked with our affected insureds, niche by niche, to right size their on-going premiums to reflect what was happening in real time to their exposure.

On the asset side of our balance sheet, our investment portfolio is high quality and liquid, with no exposure to public equity, private equity, CLO equity, or venture capital. Over the last two quarters we repositioned the portfolio to a higher average credit quality.   While our first quarter results reflect the dislocation in the fixed income markets, they do not reflect the benefits of spread tightening that has taken place so far in the second quarter.”

Outlook:

“Looking at the second quarter and balance of 2020, there is a great deal of uncertainty from an economic and legislative perspective and COVID-19 will likely be among the largest loss events in insurance history. While it is not our normal practice to give guidance, we believe the unprecedented nature of current events warrant sharing aspects of our latest expectations to enable our stakeholders to analyze the impact of COVID-19 on our business. These guideposts represent our best estimates as of today assuming a sluggish economic recovery that begins to take hold in Q3 and are likely to evolve as conditions change.”

•

Customer Segment(2) Gross Written Premium: 10-20% decline from 2019, with the most significant COVID-19 impact expected in Q2. This excludes the decline from the previously announced exit from excess workers compensation.

•	Net Loss Ratio: Potential for up to a 3-point increase from COVID-19 related claims and expenses in the current accident year loss ratio.
•	Expenses: Potentially higher costs from bad debt provisioning given state-mandated deferrals of collections and the impact of COVID-19 on some of our insureds.
•

Net Investment Income: We expect our fixed income portfolio, excluding limited partnerships, to yield approximately 3% for 2020. Net investment income volatility for the remainder of 2020 remains possible from our limited partnership investments.

“Our longer-term objectives of a 62% loss ratio and two hundred basis-point expense ratio reduction over the next three years remains appropriate based on what we know about our business today. Our team continues to execute on all the activities that underpin these metrics and we will revisit them accordingly if we determine that COVID-19 is going to have a longer-term impact on our top line.

We remain close to our customers and expect to emerge from this crisis in a position of strength, able to continue delivering differentiated, valuable solutions for them. We have an active pipeline of potential new niches. We continue to manage expenses in a fashion that allows us to fund incremental investments in talent and technology at a pace more than offset by efficiency gains.  In sum, our niche strategy, exclusive distribution arrangements, careful exposure management, and timely execution leave us well positioned today and set the stage for profitable growth as we exit 2020 and capitalize on opportunities to assume risk at rates and terms that reflect the value we provide.”

Results of Operations for the three months ended March 31, 2020:

Net income from continuing operations was $6.8 million, or $0.15 per diluted share, for the first quarter of 2020 compared to $13.7 million, or $0.35 per diluted share, for the first quarter of 2019. Adjusted operating income (1) was $8.0 million, or $0.18 per diluted share, for the first quarter of 2020 compared to $13.6 million, or $0.34 per diluted share, for the first quarter of 2019.

GWP including Other (2), decreased 16.4% for the first quarter of 2020 when compared to the first quarter of 2019. GWP (2) from customer segments was $212.3 million for the first quarter of 2020 compared to $197.1 million for the first quarter of 2019, an increase of 7.7%. The growth was largest within the Marine and Energy, Real Estate and Consumer Services customer segments.  Other GWP (2) were $1.5 million for the first quarter of 2020 compared to $58.7 million for the first quarter of 2019, the decrease driven by the exit from excess workers’ compensation.

Underwriting income (1) was $4.5 million for the first quarter of 2020 compared to $3.5 million for the first quarter of 2019.  The combined ratio for the first quarter of 2020 was 97.8% compared to 98.2% for the first quarter of 2019.  The increase in underwriting income (1) was due to changes in:

•The expense ratio of 35.8% for the first quarter of 2020 compared to 37.7% in the first quarter of 2019.   The policy acquisition expense ratio of 22.8% in the first quarter of 2020 compared to 23.8% in the first quarter of 2019 and general & administrative expense ratio of 13.0% in the first quarter of 2020 compared to 13.9% in the first quarter of 2019. General & administrative expenses in the first quarter of 2020 includes $1.0 million of additional expense for an increase to our credit allowance against premium receivables due to COVID-19.

•	Offset by an increase in the loss ratio of 62.0% for the first quarter of 2020 compared to 60.5% for the first quarter of 2019.

The loss ratio for the first quarter of 2020 included a current accident year loss ratio of 61.9% compared to a current accident year loss ratio of 60.7% in the first quarter of 2019.

The loss ratio for the first quarter of 2020 included $0.2 million (0.1 percentage points) of unfavorable prior accident year loss development compared to $0.4 million (0.2 percentage points) of favorable prior accident year loss development in the first quarter of 2019.

Net investment income decreased by 48.6% to $8.8 million for the first quarter of 2020, from $17.2 million for the first quarter of 2019.  The decrease in net investment income was driven by the mark-to-market unrealized loss on our limited partnership investments of $8.2 million.  The effects of the economic downturn in March are reflected in our first quarter financial results as we do not account for our limited partnership investments on a lag. In the month of April, our investment in limited partnerships valuation rebounded by $3.0 million due to improving market conditions during the month.   Excluding the mark-to-market valuation adjustment on limited partnerships, the net annualized yield on average invested assets at book value was 3.0% for the first quarter of 2020.

Realized investment gains, net, for the first quarter of 2020 were $0.2 million compared to $0.1 million for the first quarter of 2019 and include an increase to our credit loss allowance of $0.4 million.

Total stockholders’ equity was $488.1 million as of March 31, 2020, compared to $543.0 million as of December 31, 2019.  Tangible stockholders’ equity (4) was $458.9 million as of March 31, 2020, compared $513.8 million as of December 31, 2019. The decreases in total stockholders’ equity and tangible stockholders’ equity (4) were driven by a decrease in other comprehensive income of $61.4 million, driven by net unrealized losses on investment securities.  As of April 30, 2020, our unrealized loss position, net of tax, improved by $37.0 million due to improved credit market conditions during the month.

Fully diluted book value per share contracted by 10.7% to $10.73 at March 31, 2020, compared to $12.01 at December 31, 2019. Fully diluted tangible book value per share (4) decreased by 11.3% to $10.09 at March 31, 2020, compared to $11.37 at December 31, 2019.

(1). Adjusted operating income and underwriting income are non-GAAP measures. See “Reconciliation of Non-GAAP Measures”.

(2). Total GWP for the first quarter of 2020 including Other were $213.8 million. Other includes GWP from certain niches that are no longer part of our customer segments. “Other” includes GWP from (i) primary and excess workers’ compensation coverage for exited Self-Insured Groups (ii) niches exited prior to 2019, many with a concentration in commercial auto, (iii) certain fronting arrangements in which all premium written is ceded to a third party, (iv) participation in industry pools, and (v) emerging new business.

(3). Return on equity is net income from continuing operations expressed on an annualized basis as a percentage of average beginning and ending stockholders’ equity during the period. Adjusted operating return on equity is a non-GAAP measure.   Adjusted operating return on equity is adjusted operating income expressed on an annualized basis as a percentage of average beginning and ending stockholders’ equity during the period.

(4). Tangible stockholders’ equity and fully diluted tangible book value per share are non-GAAP measures. Tangible stockholders’ equity is total common stockholders’ equity excluding the value of goodwill and other intangible assets.  Fully diluted tangible book value per share is total common stockholders’ equity excluding value of goodwill and other intangible assets divided by the number of common shares outstanding, unvested restricted shares and vested not issued shares. See “Reconciliation of Non-GAAP Measures”.

Conference Call

As previously announced, on Tuesday, May 12, 2020 at 10:00 a.m. EST, ProSight senior management will host a conference call to discuss first quarter 2020 financial results.

The call will be available via webcast at https://investors.prosightspecialty.com/ or by dialing (833) 968-2180 (within the United States) or (825) 312-2110 (international), using the passcode 9993174.  A replay of the call will be available at 1:00 p.m. on Tuesday, May 12, 2020, until 11:59 p.m. Tuesday, May 19, 2020, and can be accessed by dialing (800) 585-8367 or (416) 621-4642, using the passcode 9993174. The webcast will be available one hour after the call concludes and will be archived on our website for one year.

About ProSight

Founded in 2009 and headquartered in Morristown, New Jersey, ProSight Global, Inc. is an innovative property and casualty insurance company that designs unique insurance solutions to help customers improve their business and realize value from their insurance purchasing decision. The company focuses on select niche industries, deploying differentiated underwriting and claims expertise with the goal of enhancing each customer’s operating performance.  ProSight’s products are sold through a limited and select group of retail and wholesale distribution partners.  Each of ProSight’s regulated insurance company subsidiaries are rated “A-” (Excellent) by A.M. Best. ProSight’s shares trade on the New York Stock Exchange (“NYSE”) under the ticker symbol PROS. To learn more about ProSight visit www.prosightspecialty.com.

Forward-Looking Statements

This release contains forward-looking statements. Forward-looking statements include statements relating to future developments in ProSight’s business or expectations for ProSight’s future financial performance and any statement not involving a historical fact. Forward-looking statements use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “should,” “seek,” “continue,” and other words and terms of similar meaning.  ProSight’s management believes that these forward-looking statements are reasonable as of the time made.  However, caution should be taken not to place undue reliance on any such forward-looking statements because such statements speak only as of the date when made.  Except as required by law, ProSight undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise.  Forward-looking statements are subject to known and unknown risks and uncertainties, including without limitation, the following: performance of, and our relationships with, third-party agents and vendors on which we rely to distribute certain business on our behalf, adequacy of our loss reserves including as a result of changes in the legal, regulatory, and economic environments in which the Company operates or the impacts of COVID-19, judicial, legislative, regulatory and other governmental developments, including in response to COVID-19, litigation tactics and developments, the effects of natural and man-made catastrophic events, the availability and affordability of reinsurance, changes in the business, financial condition or results of operations of the entities in which we invest, infection rates and severity and duration of pandemics, including COVID-19, and their direct and indirect effects on our investments, business operations, customers (including claims activity) and third parties, as well as management’s response to these factors.  ProSight cautions you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes may differ materially from those made in or suggested by the forward-looking statements contained in this release.  For a discussion of some of the risks and important factors that could affect ProSight’s future results and financial condition, see our filings with the U.S. Securities and Exchange Commission (“SEC”), including, but not limited to, the risks and uncertainties included under the captions “Risk Factors” in ProSight’s Annual Report on Form 10-K/A for the period ended December 31, 2019 filed on March 10, 2020, as updated by ProSight’s periodic filings with the SEC.  References to “we,” “us,” “our,” the “Company” and “ProSight”, refer to ProSight Global, Inc. and its consolidated subsidiaries.

Reorganization

ProSight was incorporated in Delaware in 2010.  Prior to July 25, 2019, ProSight was a wholly-owned subsidiary of ProSight Global Holdings Limited (“PGHL”), a Bermuda holding company.  Effective July 25, 2019, PGHL merged with and into ProSight, with ProSight surviving the merger. As a result of the merger, all shares of PGHL then outstanding were converted into the right to receive, without interest, 6.46 shares of ProSight for each share of PGHL.  The historical share and per share figures contained in this release relating to periods prior to and including June 30, 2019 have been restated to give effect to this conversion, including reclassifying an amount equal to the change in value of common stock to additional paid-in capital, as of the stated period or date.  Further details regarding this merger and related reorganization transactions are included in ProSight’s Annual Report on Form 10-K/A for the period ended December 31, 2019 filed on March 10, 2020.

Non-GAAP Financial Measures

In presenting ProSight Global, Inc.’s results, management has included financial measures that are not calculated under standards or rules that comprise of U.S. generally accepted accounting principles (“GAAP”). Such measures, including underwriting income, adjusted operating income, adjusted operating return on equity, adjusted operating return on tangible equity, adjusted loss excluding WAQS, adjusted expense ratio excluding WAQS, adjusted combined ratio excluding WAQS, tangible stockholders’ equity, tangible book value per share and fully diluted tangible book value per share are referred to as non-GAAP measures. These non-GAAP measures may be defined or calculated differently by other companies. These measures should not be viewed as a substitute for those measures determined in accordance with GAAP.  Reconciliations of these non-GAAP financial measures to the most comparable GAAP figures are included at the end of this press release.

Media:	Institutional Investors:
Joe Hathaway	Dean Evans
JHathaway@prosightspecialty.com	DEvans@prosightspecialty.com
973.532.1706	973.532.1440

PROSIGHT GLOBAL, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

($  in thousands, except per share amounts)

	March 31	December 31
	2020	2019
Assets
Investments:
Fixed maturity securities, available-for-sale at fair value (amortized cost $2,038,469 in 2020 and $1,999,403 in 2019, allowance for credit losses $(416) in 2020 and $0 in 2019)	$2,002,420	$2,040,682
Commercial levered loans at amortized cost (fair value $12,246 in 2020 and $13,950 in 2019)	13,725	14,069
Non-redeemable preferred stock securities at fair value (amortized cost $11,669 in 2020 and $0 in 2019)	11,378	—
Limited partnerships and limited liability companies at fair value (cost $67,445 in 2020 and $62,226 in 2019)	65,011	66,660
Short-term investments	19,229	43,873
Total investments	2,111,763	2,165,284

Cash and cash equivalents	43,141	17,284
Restricted cash	8,786	10,213
Accrued investment income	13,812	13,610
Premiums and other receivables, net	156,241	190,004
Receivable from reinsurers on paid losses, net	4,876	3,481
Reinsurance receivables on unpaid losses, net	156,866	193,952
Deferred policy acquisition costs	99,842	98,812
Prepaid reinsurance premiums	40,383	42,861
Net deferred income taxes	20,598	4,803
Goodwill and net intangible assets	29,181	29,189
Fixed assets and capitalized software, net	36,313	37,167
Funds withheld related to sale of affiliate	19,529	19,453
Other assets	21,615	29,537
Assets of discontinued operations	23,342	21,584
Total assets	$2,786,288	$2,877,234

Liabilities
Reserve for unpaid losses and loss adjustment expenses	$1,545,799	$1,521,648
Reserve for unearned premiums	468,486	483,223
Ceded reinsurance payable	13,148	17,768
Notes payable, net of debt issuance costs	164,778	164,693
Funds held under reinsurance agreements	23,374	58,855
Other liabilities	48,843	56,438
Liabilities of discontinued operations	33,758	31,578
Total liabilities	2,298,186	2,334,203

Stockholders’ equity
Preferred stock, $0.01 par value; 50,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.01 par value; 200,000,000 shares authorized; 43,355,319 and 43,071,186 shares issued, 43,342,399 and 43,058,266 shares outstanding in 2020 and 2019, respectively	433	431
Paid-in capital	661,203	661,761
Accumulated other comprehensive (loss) income	(23,988)	37,453
Retained deficit	(149,346)	(156,414)
Treasury shares - at cost (12,920 shares)	(200)	(200)
Total stockholders’ equity	488,102	543,031
Total liabilities and stockholders’ equity	$2,786,288	$2,877,234

PROSIGHT GLOBAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

($  in thousands)

	Three Months Ended March 31
	2020	2019

Gross written premiums	$213,784	$255,838

Revenues:
Net earned premiums	205,662	195,608
Net investment income	8,815	17,158
Realized investment gains, net	232	113
Other income	112	93
Total revenues	214,821	212,972

Expenses:
Net losses and loss adjustment expenses incurred	127,557	118,333
Policy acquisition expenses	46,986	46,573
General and administrative expenses	26,637	27,194
Interest expense	3,105	3,362
Other expense	1,737	—
Total expenses	206,022	195,462

Income from continuing operations before income taxes	8,799	17,510

Income tax provision:
Current	1,631	141
Deferred	357	3,674
Total income tax expense	1,988	3,815

Net income from continuing operations	6,811	13,695
Discontinued operations:
Net income (loss) from discontinued operations	257	(255)
Net income	$7,068	$13,440

Return on equity (1)	5.3%	13.4%

Adjusted operating income (2)	$7,976	$13,582

Adjusted operating return on equity (3)	6.2%	13.3%

(1). Return on equity is net income from continuing operations expressed on an annualized basis as a percentage of average beginning and ending stockholders’ equity during the period.

(2). Adjusted operating income is a non-GAAP measure. See “Reconciliation of Non-GAAP Measures”.

(3). Adjusted operating return on equity is a non-GAAP measure.   Adjusted operating return on equity is adjusted operating income expressed on an annualized basis as a percentage of average beginning and ending stockholders’ equity during the period.

PROSIGHT GLOBAL, INC.

FACTORS AFFECTING THE RESULTS OF OPERATIONS (WAQS) (UNAUDITED)

($ in thousands)

	Three Months Ended March 31, 2020			Three Months Ended March 31, 2019
	Including	Effect of	Excluding	Including	Effect of	Excluding
	WAQS	WAQS	WAQS	WAQS	WAQS	WAQS
Gross written premiums	$213,784	$—	$213,784	$255,838	$—	$255,838
Ceded written premiums	(23,601)	—	(23,601)	(45,936)	—	(45,936)
Net written premiums	$190,183	$—	$190,183	$209,902	$—	$209,902
Net retention(1)	89.0%	—	89.0%	82.0%	—	82.0%
Net earned premiums	$205,662	$—	$205,662	$195,608	$—	$195,608
Losses and LAE	127,557	—	127,557	118,333	—	118,333
Underwriting, acquisition and insurance expenses	73,623	—	73,623	73,767	—	73,767
Underwriting income (2)	$4,482	$—	$4,482	$3,508	$—	$3,508
Loss and LAE ratio	62.0%	—	—	60.5%	—	—
Expense ratio	35.8%	—	—	37.7%	—	—
Combined ratio	97.8%	—	—	98.2%	—	—
Adjusted loss and LAE ratio(3)	—	—	62.0%	—	—	60.5%
Adjusted expense ratio(3)	—	—	35.8%	—	—	37.7%
Adjusted combined ratio(3)	—	—	97.8%	—	—	98.2%

Effect of prior year reserve development unfavorable/(favorable) (4)	$198	$—	$198	$(395)	$—	$(395)

(1). Net retention is a non-GAAP measure. We define net retention as the ratio of net written premiums to gross written premiums.

(2). Underwriting income is a non-GAAP measure.  See “Reconciliation of Non-GAAP Financial Measures”.

(3). Adjusted loss ratio and adjusted expense ratio are non-GAAP financial measures. We define adjusted loss ratio and adjusted expense ratio as the corresponding ratio  excluding the effects of the WAQS. We use these adjusted ratios as internal performance measures in the management of our operations because we believe they give our management and other users of our financial information useful insight into our results of operations and our underlying business performance. Our adjusted loss and LAE ratio, adjusted expense ratio and adjusted combined ratio should not be viewed as substitutes for our loss and LAE ratio, expense ratio and combined ratio, respectively

(4) The effect of prior year reserve development is included within losses and LAE.

PROSIGHT GLOBAL, INC.

SUPPLEMENTARY UNDERWRITING INFORMATION (UNAUDITED)

($ in thousands)

	Three Months Ended March 31
	2020	2019

Gross written premiums	$213,784	$255,838
Net written premiums	190,183	209,902
Net earned premiums	205,662	195,608

Net losses and LAE	127,557	118,333
Catastrophe loss and LAE	—	—
Unfavorable/(favorable) prior year reserve development	198	(395)
Underwriting, acquisition, and insurance expenses	73,623	73,767
Policy acquisition expenses	46,986	46,573
General and administrative expenses	26,637	27,194

Underwriting income	$4,482	$3,508

Underwriting ratios

Ex-cat current accident year loss and LAE ratio	61.9%	60.7%
Catastrophe loss and LAE ratio	—%	—%
Unfavorable/(favorable) prior year reserve development ratio	0.1%	(0.2)%
Loss and LAE ratio	62.0%	60.5%

Policy acquisition expense ratio	22.8%	23.8%
General and administrative expense ratio	13.0%	13.9%
Expense ratio	35.8%	37.7%

Combined ratio	97.8%	98.2%

PROSIGHT GLOBAL, INC.

SHARE AND PER SHARE INFORMATION (UNAUDITED)

	March 31	December 31
	2020	2019
Shares outstanding	43,342,399	43,058,266
Fully diluted shares outstanding	45,500,600	45,196,716

Book value per share(1)	$11.26	$12.61
Book value per share (fully diluted)(1)	$10.73	$12.01
Tangible book value per share(1)	$10.59	$11.93
Tangible book value per share (fully diluted)(1)	$10.09	$11.37

	Three Months Ended March 31
(share amounts in thousands)	2020	2019
Weighted average basic shares outstanding	43,910	38,851
Weighted average diluted shares outstanding	44,274	39,455

Earnings per share - basic:
Net income from continuing operations	$0.16	$0.35
Adjusted operating income(2)	$0.18	$0.35

Earnings per share - diluted:
Net income from continuing operations	$0.15	$0.35
Adjusted operating income(2)	$0.18	$0.34

Adjusted operating return on equity ("ROE") (3)	6.2%	13.3%
Adjusted operating return on tangible equity ("ROTE")(3)	6.6%	14.3%

(1). Book value per share is total common stockholders’ equity divided by the number of common shares outstanding. Fully diluted book value per share is total common stockholders’ equity divided by the number of common shares outstanding, unvested restricted shares and vested non issued shares. Tangible book value per share and fully diluted tangible book value per share are non-GAAP measures. Tangible book value per share is total common stockholders’ equity excluding value of goodwill and other intangible assets divided by the number of common shares outstanding.    Fully diluted tangible book value per share is total common stockholders’ equity excluding the after-tax value of goodwill and other intangible assets divided by the number of common shares outstanding,  unvested restricted shares, and vested not issued shares. See “Reconciliation of Non-GAAP Financial Measures”.

(2). Adjusted operating income is a non-GAAP measure. See “Reconciliation of Non-GAAP Financial Measures”.

(3). Adjusted operating return on equity and adjusted operating return on tangible equity are non-GAAP measures. Adjusted operating return on equity is adjusted operating income expressed on an annualized basis as a percentage of average beginning and ending stockholders’ equity during the period. Adjusted operating return on tangible equity is adjusted operating income expressed on an annualized basis as a percentage of average beginning and ending stockholders’ equity, excluding goodwill and other intangible assets, during the period.

PROSIGHT GLOBAL, INC.

GROSS WRITTEN PREMIUM BY CUSTOMER SEGMENT (UNAUDITED)

($  in millions)

	Three Months Ended March 31
	2020	2019	% Change
Construction	$24.5	$23.3	5.2%
Consumer Services	30.6	27.5	11.3
Marine and Energy	32.8	19.8	65.7
Media and Entertainment	30.5	29.7	2.7
Professional Services	29.7	29.6	0.3
Real Estate	33.2	28.7	15.7
Sports	9.5	7.8	21.8
Transportation	21.5	30.7	(30.0)
Customer segments subtotal	212.3	197.1	7.7
Other	1.5	58.7	(97.4)
Total	$213.8	$255.8	(16.4)%

Reconciliation of Non-GAAP Financial Measures

Underwriting income is a non-GAAP financial measure that we believe is useful in evaluating our underwriting performance without regard to investment income. Underwriting income represents the pre-tax profitability of our insurance operations and is derived by subtracting losses and LAE, and underwriting, acquisition and insurance expenses from net earned premiums. We use underwriting income as an internal performance measure in the management of our operations because we believe it gives us and users of our financial information useful insight into our results of operations and our underlying business performance. Underwriting income should not be considered in isolation or viewed as a substitute for net income calculated in accordance with GAAP. Other companies may calculate underwriting income differently.

Net income for the three months ended March 31, 2020 and 2019 reconciles to underwriting income as follows:

	Three Months Ended March 31
($ in thousands)	2020	2019
Net income from continuing operations	$6,811	$13,695
Income tax expense	1,988	3,815
Income from continuing operations before taxes	8,799	17,510

Net investment income	8,815	17,158
Realized investment gains, net	232	113
Interest and other expense, net	4,730	3,269
Underwriting income	$4,482	$3,508

Adjusted operating income is a non-GAAP financial measure that we use as an internal performance measure in the management of our operations because we believe it gives our management and other users of our financial information useful insight into our results of operations and underlying business performance, by excluding items that are not part of our underlying profitability drivers or likely to re-occur in the foreseeable future. Adjusted operating income should not be considered in isolation or viewed as a substitute for net income calculated in accordance with GAAP. Other companies may calculate adjusted operating income differently.

Net income for the three months ended March 31, 2020 and 2019 reconciles to adjusted operating income as follows:

	Three Months Ended March 31
($ in thousands)	2020	2019
Net income from continuing operations	$6,811	$13,695
Income tax expense	1,988	3,815
Income from continuing operations before taxes	8,799	17,510

Other expense (1)	1,737	—
Realized investment gains, net	(232)	(113)
Adjusted operating income before taxes	10,304	17,397
Less: income tax expense on adjusted operating income	2,328	3,815
Adjusted operating income	$7,976	$13,582

(1)

Other expense within the adjusted operating income includes non-recurring grants of restricted stock units in connection with the initial public offering and costs associated with the transition of our former Chief Executive Officer.

Tangible stockholders’ equity is a non-GAAP financial measure that we use as an internal performance measure to evaluate the strength of our balance sheet and to compare returns relative to this measure. We define tangible stockholders’ equity as stockholders’ equity less goodwill and net intangible assets. Tangible stockholders’ equity should not be considered in isolation or viewed as a substitute for stockholders’ equity calculated in accordance with GAAP. Other companies may calculate tangible stockholders’ equity differently.

 Stockholders’ equity at March 31, 2020 and December 31, 2019 reconciles to tangible stockholders’ equity as follows:

	March 31, 2020	December 31, 2019
($ in thousands except per share amounts)
Stockholders’ equity	$488,102	$543,031
Less: goodwill and net intangible assets	29,181	29,189
Tangible stockholders’ equity	$458,921	$513,842
Book value per share	$11.26	$12.61
Book value per share (fully diluted)	$10.73	$12.01
Tangible book value per share	$10.59	$11.93
Tangible book value per share (fully diluted)	$10.09	$11.37